T.Rowe Price Active Crypto ETF S-1A

Exhibit 3.1

AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

T. Rowe Price Active Crypto ETF

Dated as of March 31, 2026

This Amended and Restated Agreement and Declaration of Trust (“Trust Agreement”) of T. Rowe Price Active Crypto ETF (the “Trust”) is made and entered into as of March 31, 2026, by and between T. Rowe Price Sponsor LLC, a Delaware limited liability company, as sponsor of the Trust (the “Sponsor”), and CSC Delaware Trust Company, a Delaware corporation, as Delaware trustee (the “Trustee”).

RECITALS

WHEREAS, the Trust was formed on September 15, 2025, pursuant to a trust agreement between the Sponsor and the Trustee (the “Original Trust Agreement”);

WHEREAS, the Sponsor and the Trustee wish to enter into this Amended and Restated Trust Agreement.

NOW, THEREFORE, the Sponsor and the Trustee hereby amend and restate the Original Trust Agreement in its entirety and agree to enter in the Amended and Restated Trust Agreement as set forth below.

Article I

TRUST FORMATION

Section 1.1     Name.

The trust continued hereby shall be known as “T. Rowe Price Active Crypto ETF” (the “Trust”). The Sponsor shall conduct the business of the Trust under this name or any other name as the Sponsor may from time to time determine in its sole discretion. Any name change shall become effective on the execution by the Trustee, upon receipt of written direction from the Sponsor, of an instrument setting forth the new name and the filing of a certificate of amendment pursuant to Section 3810(b)(1) of the Delaware Act. Any change in name of the Trust shall not require the approval of Shareholders. A change in name of the Trust in accordance with this section shall have the status of an amendment to this Trust Agreement.

Section 1.2     Declaration of Trust.

In consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is the intention of the parties hereto that, effective as of the date hereof, this Trust Agreement constitute the governing instrument of the Trust, which shall be binding in accordance with its terms on the parties hereto, and on every Shareholder, by virtue of having become a Shareholder of the Trust. Further, it is the intention of the parties hereto that the Trust continued hereby constitute a statutory trust under the Delaware Act, and that this Trust Agreement constitute the governing instrument of the Trust.

It is not the intention of the Sponsor to create a general partnership, limited partnership, limited liability company, joint stock association, corporation, bailment or any form of legal relationship other than a Delaware statutory trust that has elected to be treated as a partnership for U.S. federal income tax purposes and for purposes of applicable state and local tax laws. The Trust shall be entitled to exercise all of the powers, rights and privileges granted to, or conferred upon, a statutory trust formed under the laws of the State of Delaware, now or hereafter in force.

Section 1.3     Term.

The term for which the Trust is to exist shall be perpetual, unless terminated pursuant to the terms of Article X and the Delaware Act or as otherwise provided by law.

Section 1.4     Definitions.

“Administrator” means a Person from time to time engaged by the Sponsor to assist in the administration of the Shares.

“Affiliate” means (i) any Person directly or indirectly owning, controlling or holding with power to vote 25% or more of the outstanding voting securities of the Sponsor, (ii) any Person 25% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the Sponsor, (iii) any Person, directly or indirectly, controlling, controlled by or under common control of the Sponsor, (iv) any employee, officer, director, member, manager or partner of Sponsor, or (v) any employee, officer, director, member, manager or partner of any Person under (i-iv).

“Book-Tax Disparity” means, with respect to any property held by the Trust, as of any date of determination, the difference between the book value of such property (as initially determined under Section 2.5(b)(ii), and as adjusted from time to time in accordance with Section 2.2(d)) as of such date of determination and the adjusted basis thereof for United States federal income tax purposes as of such date of determination.

“Capital Contribution” means , with respect to any Shareholder of the Trust, the amount of money and the fair market value of any property (other than money) contributed to the Trust by such Shareholder.

“Certificate of Trust” means the Certificate of Trust of the Trust, including all amendments thereto, in the form attached hereto as Exhibit A, filed with the Secretary of State of the State of Delaware pursuant to Section 3810 of the Delaware Act.

“Code” means the Internal Revenue Code of 1986, as amended.

“Crypto Custodian” means any Person from time to time engaged to provide custodian, security or related services to the Trust’s crypto holdings and cash assets pursuant to authority delegated by the Sponsor.

“Delaware Act” means the Delaware Statutory Trust Act, Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801 et seq., as the same may be amended from time-to-time.

“Indemnified Persons” has the meaning assigned to such term in Section 3.6.

“IRS” means the Internal Revenue Service.

“Liquidating Trustee” has the meaning assigned to such term in Section 10.2.

“Percentage Interests” means a fraction, the numerator of which is the number of any Shareholder’s Shares and the denominator of which is the total number of Shares of the Trust outstanding as of the date of determination.

“Person” means any natural person and any partnership, limited liability company, statutory trust, corporation, association, or other legal entity.

“Shareholder” means any Person that owns Shares.

“Shares” means the common units of fractional undivided beneficial interest in the profits, losses, distributions, capital and assets of, and ownership of, the Trust. Shares may be owned by the Sponsor or a Shareholder.

“Sponsor” means T. Rowe Price Sponsor LLC, or any successor thereto by merger or operation of law.

“Sponsor Indemnified Party” means Sponsor and its Affiliates.

“Treasury Regulations” means regulations, including proposed or temporary regulations, promulgated under the Code. References herein to specific provisions of proposed or temporary regulations shall include analogous provisions of final Treasury Regulations or other successor Treasury Regulations.

“Trust” means T. Rowe Price Active Crypto ETF, a Delaware statutory trust formed pursuant to a Certificate of Trust and the Initial Declaration of Trust, the business and affairs of which are governed by this Trust Agreement.

“Trust Agreement” means this Amended and Restated Trust Agreement, as it may at any time or from time-to-time be amended, restated, supplemented or amended and restated.

“Trust Property” means the property of the Trust, including, the cash or assets (including digital assets) owned or held by or for the account of the Trust.

“Trustee” means CSC Delaware Trust Company, its successors and assigns, or any substitute therefor as provided herein, acting not in its individual capacity but solely as Delaware trustee of the Trust.

“U.S. Dollar” means United States dollars.

Section 1.5     Assets and Liabilities of the Trust.

(a)          Legal title to all of the Trust Property shall be vested in the Trust as a separate legal entity; provided, however, that if applicable law in any jurisdiction requires legal title to any portion of the Trust Property to be vested otherwise, the Sponsor may cause legal title to such portion of the Trust Property to be held by or in the name of the Sponsor or any other Person (other than a Shareholder or the Trustee ) as nominee.

(b)          The Trust Property shall irrevocably belong to the Trust for all purposes, subject only to the rights of creditors of the Trust and shall be so recorded upon the books of account of the Trust.

(c)          The Trust Property shall be charged with the liabilities of the Trust and with all expenses, costs, charges and reserves attributable to the Trust. The Sponsor shall have full discretion, to the extent not inconsistent with applicable law, to determine which items shall be treated as income and which items as capital, and each such determination and allocation shall be conclusive and binding upon the Shareholders.

Section 1.6     Offices.

The principal office of the Trust, and such additional offices as the Sponsor may establish, shall be located at such place or places inside or outside the State of Delaware as the Sponsor may designate from time to time in writing to the Trustee. The principal office of the Trust shall be at 1307 Point Street, Baltimore, Maryland 21231.

The Trustee’s principal offices are located at 251 Little Falls Drive, Wilmington, DE 19808 and its telephone number is (866) 403-5272.

Article II

SHARES; CAPITAL CONTRIBUTIONS

Section 2.1     General.

The beneficial interests in the Trust shall at all times be divided into an unlimited number of Shares. All Shares issued hereunder shall be fully paid and non-assessable. The ownership of the Trust Property and the right to conduct the business of the Trust are vested exclusively in the Sponsor.

Section 2.2     Capital Accounts.

(a)          The Sponsor or Administrator shall establish on the books and records of the Trust for each Shareholder a separate account (a “Capital Account”), which shall be determined in accordance with the following provisions:

(i)           A Shareholder’s Capital Account shall be increased by such Shareholder’s Capital Contributions to the Trust and by any income or gain (including income and gain exempt from tax) computed in accordance with Section 2.2(b) and allocated to such Shareholder pursuant to Section 2.3.

(ii)          A Shareholder’s Capital Account shall be decreased by the amount of cash distributed to such Shareholder pursuant to any provision of this Trust Agreement and by any expenses, deductions or losses computed in accordance with Section 2.2(b) and allocated to such Shareholder pursuant to Section 2.3.

(b)          For purposes of computing the amount of any item of income, gain, deduction, expense or loss to be reflected in a Shareholder’s Capital Account, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes pursuant to Section 703(a) of the Code; provided, that:

(i)          Items described in Section 705(a)(2)(B) of the Code shall be treated as items of deduction. All fees and other expenses incurred by the Trust to promote the sale of (or to sell) a Share that can neither be deducted nor amortized under Section 709 of the Code shall, for purposes of Capital Account maintenance, be treated as items described in Section 705(a)(2)(B) of the Code.

(ii)         Except as otherwise provided in Treasury Regulations section 1.704- 1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code.

(iii)        In computing income, gain, deduction, expense or loss for Capital Account purposes, the amount of such item shall be determined taking into account the book value of the Trust’s property, as adjusted pursuant to Section 2.2(d).

(c)          In the event any Shareholder’s Shares are transferred in accordance with the terms of this Trust Agreement, the transferee shall succeed to the Capital Account of such Shareholder to the extent such Capital Account relates to the transferred Shares.

(d)          Consistent with the provisions of Treasury Regulations section 1.704-l(b)(2)(iv)(f), upon an issuance or redemption of Shares, in connection with the dissolution, liquidation or termination of the Trust, or otherwise as appropriate pursuant to generally accepted industry accounting practices, the Capital Accounts of all Shareholders of the Trust may, immediately prior to such issuance, redemption, dissolution, liquidation, termination, or otherwise, be adjusted (consistent with the provisions hereof) upwards or downwards to reflect any unrealized gain or unrealized loss attributable to Trust property, as if such unrealized gain or unrealized loss had been recognized upon an actual sale of such property, immediately prior to such issuance, redemption, dissolution, liquidation, termination, or otherwise, and had been allocated to the Shareholders at such time pursuant to Section 2.3. Pursuant to Treasury Regulations section 1.704-l(b)(2)(iv)(g), appropriate adjustments shall be made to the book value of the Trust’s property with unrealized gain or unrealized loss. Proper adjustment shall be made to the amount of any Capital Account adjustment under this Section 2.2(d) to take into account any prior Capital Account adjustment under this Section 2.2.

The foregoing provisions and the other provisions of this Trust Agreement relating to the maintenance of Capital Accounts are intended to comply with section 1.704-1(b) of the Treasury regulations and shall be interpreted and applied in a manner consistent with such regulations. In the event the Sponsor shall determine that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are computed in order to comply with such regulations, it may make such modification. The Sponsor also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the aggregate Capital Accounts of the Shareholders and the amount of capital reflected on the Trust’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations section 1.704-l(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Trust Agreement not to comply with Treasury Regulations section 1.704-1(b).

Section 2.3     Allocations for Capital Account Purposes.

(a)          For purposes of maintaining Capital Accounts and in determining the rights of the Shareholders among themselves, except as otherwise provided in this Section 2.3, each item of income, gain, loss, expense and deduction (computed in accordance with Section 2.2(b)) shall be allocated to the Shareholders in accordance with their respective Percentage Interests.

(b)          Pursuant to Treasury Regulations section 1.704-1(b)(2)(iv)(g), items of depreciation, depletion, amortization and gain or loss attributable to property, the book value of which has been adjusted as provided by Section 2.2(d) (“Adjusted Property”), that has a Book-Tax Disparity shall be allocated among the Shareholders in accordance with Treasury Regulations section 1.704-1(b)(2)(iv)(g)(3).

(c)          If any Shareholder unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations section 1.704-1(b)(2)(ii)(d), items of the Trust’s income and gain shall be specially allocated to such Shareholder in an amount and manner sufficient to eliminate a deficit balance in its Capital Account (after decreasing such Shareholder’s Capital Account balance by the items described in Treasury Regulations section 1.704-1(b)(2)(ii)(d)) created by such adjustments, allocations or distributions as quickly as possible. This Section 2.3(c) is intended to constitute a “qualified income offset” within the meaning of Treasury Regulations section 1.704-1(b)(2)(ii)(d).

Section 2.4     Allocations of Profits and Losses for Tax Purposes.

(a)          For U.S. federal income tax purposes, except as otherwise provided in this Section 2.4, each item of income, gain, loss, deduction and credit of the Trust shall be allocated among the Shareholders in accordance with their respective Percentage Interests.

(b)          In an attempt to eliminate Book-Tax Disparities attributable to Adjusted Property, items of income, gain, or loss shall be allocated for U.S. federal income tax purposes among the Shareholders under the principles of the remedial method of Treasury Regulations section 1.704- 3(d).

(c)          If any Shareholder unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations section 1.704-1(b)(2)(ii)(d), items of income and gain shall be specially allocated to such Shareholder in an amount and manner consistent with the allocations of income and gain pursuant to Section 2.3(c).

Section 2.5     Tax Conventions.

(a)          For purposes of Sections 2.2, 2.3, and 2.4, the Sponsor or Administrator shall cause the Trust to adopt such conventions as may be necessary, appropriate or advisable in the Sponsor’s reasonable discretion in order to comply with applicable law, including Section 706 of the Code and the Treasury Regulations or rulings promulgated thereunder. The Sponsor may revise, alter or otherwise modify such conventions in accordance with the standard established in the previous sentence.

(b)          Unless the Sponsor determines that another convention is necessary or appropriate in the Sponsor’s reasonable discretion in order to comply with applicable law, the Trust shall use the monthly convention described in this Section 2.5(b).

(i)          All issuances, redemptions and transfers of Shares or beneficial interests therein shall be deemed to take place at a price (the “single monthly price”) equal to the value of such Share or beneficial interest therein at the end of the business day during the month in which the issuance, redemption or transfer takes place on which the value of a Share is lowest. Accordingly, in determining unrealized gain or unrealized loss and in making the adjustments provided for by Section 2.2(d), the fair market value of all Trust property immediately prior to the issuance, redemption or transfer of Shares shall be deemed to be equal to the lowest value of such property during the month in which such Shares are issued or redeemed. In the event that the Trust makes an election under Section 754 of the Code, adjustments to be made under Sections 734(b) and 743(b) of the Code will be made using the same monthly convention, including by reference to the single monthly price.

(ii)         All property contributed to the Trust shall be deemed to have a value equal to the value of such property on the date of such contribution. All purchases and sales of property, however, shall be treated as taking place at a price equal to the purchase or sale price of the property, respectively.

(iii)        In general, each item of the Trust’s income, gain, expense, loss, deduction and credit shall, for U.S. federal income tax purposes, be determined for each calendar month during a taxable period based on an interim closing of the books and shall be allocated solely among the Shareholders recognized as shareholders of the Trust as of the close of business on the last trading day of the preceding calendar month. For this purpose, any transfer of a Share during a calendar month shall be treated as being effective immediately prior to the close of business on the last trading day of a calendar month. Notwithstanding the foregoing, unless the Sponsor determines that another method is necessary or appropriate in the Sponsor’s reasonable discretion, gain or loss on a sale or other disposition of all or a substantial portion of the assets of the Trust (or, in the Sponsor’s sole discretion, other sales or dispositions of assets if appropriate to more accurately allocate such gain and loss to Shareholders in a manner that corresponds to their economic gain and loss) shall be allocated to the Shareholders of the Trust who own Shares as of the close of the day in which such gain or loss is recognized for federal income tax purposes.

(c)          The allocations pursuant to Section 2.5(b) are intended to comply with Treasury Regulations section 1.706-4 and to take into account a Shareholder’s or Shareholders’ varying interests during the taxable year of any issuance, redemption or transfer of Shares or beneficial interests therein. Any person who is the transferee of Shares shall be deemed to consent to the methods of determination and allocation set forth in Sections 2.4 and 2.5 as a condition of receiving such Shares.

Section 2.6     No Interest on Capital Account.

No Shareholder shall be entitled to interest on its capital account.

Section 2.7     Distributions.

(a)          The Sponsor may, in its absolute discretion, cause the Trust to make distributions to the Shareholders from the Trust Property at any time.

(b)          All distributions on Shares shall be made pro rata to the Shareholders in proportion to their respective Percentage Interests at the date and time of record established for such distribution.

(c)          Distributions may be made in-kind or in cash, as determined in the sole discretion of the Sponsor.

Article III

TRUSTEE

Section 3.1     Term; Resignation.

(a)          CSC Delaware Trust Company has been appointed and hereby agrees to serve as the Trustee of the Trust, and shall serve for the duration of the Trust or until the earlier of (i) the effective date of the Trustee’s resignation, or (ii) the effective date of the removal of the Trustee by the Sponsor.

(b)          The Trustee may resign at any time by giving sixty (60) days’ written notice to the Sponsor; provided, however, that said resignation of the Trustee shall not be effective until such time as a successor Trustee has accepted appointment as Trustee of the Trust and prior notice provided to the listing exchange (as applicable). The Trustee may be removed at any time by the Sponsor upon sixty (60) days’ written notice to the Trustee; provided, however, such removal shall not be effective until such time as a successor trustee has accepted such appointment and prior notice provided to the listing exchange (as applicable).

Section 3.2     Duties.

CSC Delaware Trust Company has been appointed as the Trustee of the Trust solely for the purposes of satisfying the requirements of Section 3807(a) of the Delaware Act that the Trust have at least one trustee with a principal place of business in Delaware. It is understood and agreed by the parties hereto that the Trustee shall have none of the duties or liabilities of the Sponsor and shall have no obligation to supervise or monitor the Sponsor or otherwise manage the Trust. The duties of the Trustee shall be limited to (i) accepting legal process served on the Trust in the State of Delaware, and (ii) the execution of any certificates required to be filed with the Secretary of State of the State of Delaware which the Delaware Trustee is required to execute under Section 3811 of the Delaware Act; provided, however, that the Trustee shall not be required to take any such action if it shall have determined, or shall have been advised by counsel, that such performance is likely to involve the Trustee in personal liability or is contrary to the terms of this Trust Agreement or of any document contemplated hereby to which the Trust or the Trustee is a party or is otherwise contrary to law.

Section 3.3     Trustee Representation and Warranties.

The Trustee represents and warrants, at all times during its term, that it:

(a)          is a trust company or banking institution, subject to supervision or examination by federal or state authorities;

(b)          has substantial capital and surplus, having a combined capital, surplus and undivided profits of at least $50,000,000; and

(c)          has the experience and facilities for handling corporate trust business.

In case at any time the Trustee shall cease to be eligible to serve as trustee of the Trust in accordance with the provisions of this Article, the Trustee shall resign promptly in the manner and with the effect specified in this Article.

Section 3.4     Compensation and Expenses of the Trustee.

(a)          The Trustee (or any successor Trustee) shall be entitled to receive compensation from the Sponsor (or an Affiliate) or from the Trust for its services in accordance with such schedules as shall have been separately agreed to from time to time in writing by the Trustee and the Sponsor or the Trust.

(b)          The Trustee may consult with counsel (who may be counsel for the Sponsor or for the Trustee). The reasonable legal fees incurred in connection with such consultation shall be reimbursed to the Trustee pursuant to this Section, provided that no such fees shall be payable to the extent that they are incurred as a result of the Trustee’s gross negligence, bad faith or willful misconduct.

(c)          Notwithstanding any other provision herein, all payments to the Trustee, including fees, expenses, and any amounts paid in connection with indemnification of the Trustee in accordance with the terms of this Trust Agreement will be payable only in U.S. Dollars.

Section 3.5     Liability of Trustee.

The Trustee shall not be liable for the acts or omissions of the Sponsor or any other Person, nor shall the Trustee be liable for supervising or monitoring the performance and the duties and obligations of the Sponsor or the Trust or any other Person under this Trust Agreement. The Trustee accepts the Trust hereby continued and agrees to perform its duties hereunder with respect to the same but only upon the terms of this Trust Agreement. The Trustee shall not be liable under any circumstances, except or its own willful misconduct, bad faith or gross negligence. In particular, but not by way of limitation:

(a)          the Trustee shall not be liable for any error of judgment made in good faith by an officer or employee of the Trustee;

(b)          no provision in this Trust Agreement shall require the Trustee to expend or risk its personal funds or otherwise incur any financial liability in the performance of its rights or powers hereunder, if the Trustee shall have reasonable grounds for believing that the payment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it;

(c)          under no circumstances shall the Trustee be liable for any representation, warranty, covenant, agreement, or indebtedness of the Trust;

(d)          the Trustee shall not be personally responsible for or in respect of the validity or sufficiency of this Trust Agreement or for the due execution hereof by the Sponsor;

(e)          under no circumstances shall the Trustee be personally liable for any representation, warranty, covenant, agreement, or indebtedness of the Trust;

(f)           the Trustee shall incur no liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties, provided that the Trustees’ actions or omissions do not involve willful misconduct, bad faith or gross negligence. As to any fact or matter the manner of ascertainment of which is not specifically prescribed herein, the Trustee may for all purposes hereof rely on a certificate, signed by the Sponsor, as to such fact or matter, and such certificate shall constitute full protection to the Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon;

(g)          in the exercise or administration of the Trust hereunder, the Trustee (a) may act directly or through agents or attorneys pursuant to agreements entered into with any of them, and the Trustee shall not be liable for the default or misconduct of such agents or attorneys if such agents or attorneys shall have been selected by the Trustee in good faith ; and (b) may consult with counsel, accountants and other skilled persons to be selected by it in good faith and employed by it, and it shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons;

(h)         except as expressly provided in this Section, in accepting and performing the Trust hereby continued, the Trustee acts solely as Trustee hereunder and not in its individual capacity;

(i)           the Trustee shall not be liable for punitive, exemplary, consequential, special or other similar damages however styled, including lost profits, for a breach of this Trust Agreement. The Trustee shall not be liable under any circumstances, except or its own willful misconduct, bad faith or gross negligence;

(j)           the Trustee shall not be obligated to give any bond or other security for the performance of any of its duties hereunder;

(k)          the Trustee has not prepared or verified, and shall not be responsible or liable for, any information, disclosure or other statement in the Trust’s offering documents or in any other document issued or delivered in connection with the sale or transfer of the Shares;

(l)           Notwithstanding anything contained herein to the contrary, the Trustee shall not be required to take any action in any jurisdiction other than in the State of Delaware if the taking of such action will (i) require the consent or approval or authorization or order of, or the giving of notice to, or the registration with or taking of any action in respect of, any state or other governmental authority or agency of any jurisdiction other than the State of Delaware, (ii) result in any fee, tax or other governmental charge becoming payable by the Trustee under the laws of any jurisdiction or any political subdivision thereof other than the State of Delaware or (iii) subject the Trustee to personal jurisdiction, other than in the State of Delaware, for causes of action arising from personal acts unrelated to the consummation of the actions of the Trustee contemplated by this Trust Agreement;

(m)         In the event that the Trustee is unsure of the course of action to be taken by it hereunder, the Trustee may request instructions from the Sponsor and to the extent the Trustee follows such instructions in good faith it shall not be liable to any person. In the event that no instructions are provided within the time requested by the Trustee, it shall have no duty or liability for its failure to take any action or for any action it takes in good faith; and the Trustee shall have no duty or obligation to manage, control, use, sell, dispose of or otherwise deal with the Trust Property, to prepare or file any document or report (including any securities or tax filings or reports, any financing or continuation statement, qualification to do business, licensing, commission filing or other filing for the Trust), or to otherwise perfect or maintain the perfection of any security interest or lien, or otherwise to take or refrain from taking any action under or in connection with this Trust Agreement except as expressly required by the terms of this Trust Agreement, and the right of the Trustee to perform any discretionary act enumerated in this Trust Agreement or in any related document shall not be construed as a duty, and no implied duties (including fiduciary duties) or obligations shall be read into this Trust Agreement or any related agreement against the Trustee. Any fiduciary duties that would otherwise be imposed on the Trustee under the Delaware Act, at law or in equity are hereby eliminated, to the fullest extent permitted by law, and replaced entirely by the terms of this Trust Agreement.

Section 3.6     Indemnification.

The Trustee (individually and in its capacity as such) and any officer, affiliate, director, employee, or agent of the Trustee (each an “Indemnified Person”) shall be entitled to indemnification from the Trust, to the fullest extent permitted by law, from and against any and all losses, claims, taxes, damages, reasonable expenses, and liabilities (including the reasonable fees and expenses of counsel and fees and expenses incurred in connection with enforcement of its indemnification rights hereunder, and including liabilities under state or federal securities laws) of any kind and nature whatsoever (collectively, “Expenses”), to the extent that such Expenses arise out of or are imposed upon or asserted against such Indemnified Persons with respect to the creation, operation or termination of the Trust, the execution, delivery or performance of this Trust Agreement or the transactions contemplated hereby; provided, however, that the Trust shall not be required to indemnify any Indemnified Person for any Expenses which are a result of the willful misconduct, bad faith or gross negligence of such Indemnified Person. The obligations of the Trust to indemnify the Indemnified Persons as provided herein shall survive the termination of this Trust Agreement and the resignation or removal of the Trustee. If the Trust shall have insufficient assets or improperly refuses to pay an Indemnified Person within sixty (60) days of a request for payment owed hereunder, the Sponsor shall, as secondary obligor, compensate or reimburse the Trustee or indemnify, defend and hold harmless an Indemnified Person as if it were the primary obligor hereunder; provided, however, that the Sponsor shall not be required to indemnify any Indemnified Person for any Expenses which are a result of the willful misconduct, bad faith or gross negligence of an Indemnified Person.

Section 3.7     Successor Trustee.

Upon the resignation or removal of the Trustee, the Sponsor shall appoint a successor Trustee by delivering a written instrument to the outgoing Trustee. Any successor Trustee must satisfy the requirements of Section 3807 of the Delaware Act. Any resignation or removal of the Trustee and appointment of a successor Trustee shall not become effective until a written acceptance of appointment is delivered by the successor Trustee to the outgoing Trustee and the Sponsor and any fees and expenses due to the outgoing Trustee are paid or waived by the outgoing Trustee. Following compliance with the preceding sentence, the successor shall become fully vested with the rights, powers, duties and obligations of the outgoing Trustee under this Trust Agreement, with like effect as if originally named as Trustee, and the outgoing Trustee shall be discharged of its duties and obligations herein. Any successor Trustee shall file any necessary amendments to the Certificate of Trust with the Secretary of State.

Article IV

SPONSOR

Section 4.1     Management of the Trust.

(a)          The duty and authority to manage the affairs of the Trust is vested in the Sponsor, which duty and authority the Sponsor may further delegate as provided herein, all pursuant to Section 3806(b)(7) of the Delaware Act. The Sponsor shall not be liable for the actions of such third party to the extent the selection of such third party was made with reasonable care or, as applicable, the selection of such Affiliate.

(b)          Any determination as to what is in the interests of the Trust made by the Sponsor (or its delegate) in good faith shall be conclusive and binding on all Shareholders and all other persons or entities having an interest in the Trust. In construing the provisions of this Trust Agreement, the presumption shall be in favor of a grant of power to the Sponsor. The enumeration of any specific power in this Trust Agreement shall not be construed as limiting the aforesaid power.

(c)          Whenever (i) a conflict of interest exists between the Sponsor or its Affiliates, on the one hand, and the Trust or Shareholders, on the other hand, or (ii) the Sponsor must act in a manner that is, or provides terms that are, fair and reasonable to the Trust or Shareholders, the Sponsor shall resolve such conflict of interest with consideration of the relative interest, benefits, and burdens of each party (including its own), any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Sponsor, the resolution, action or terms so made, taken or provided by the Sponsor shall not constitute a breach of this Trust Agreement or any other agreement contemplated herein or of any duty or obligation of the Sponsor at law or in equity or otherwise.

Section 4.2     Authority of the Sponsor.

(a)          In addition to, and not in limitation of, any rights and powers conferred by law or other provisions of this Trust Agreement, and except as limited, restricted or prohibited by the express provisions of this Trust Agreement or the Delaware Act, the Sponsor shall have, and may exercise on behalf of the Trust, all powers and rights necessary, proper, convenient or advisable to effectuate and carry out the purposes of the Trust, which powers and rights shall include, without limitation, the following:(i) to negotiate, execute, deliver and perform on behalf of the Trust one or more (a) purchase agreements, escrow agreements, subscription agreements and other similar or related agreements providing for or relating to the sale and issuance of beneficial interests and/or any other interests in the Trust, and (b) assignments, asset transfer agreements, leases, and other similar or related agreements providing for or relating to the acquisition and/or disposition of assets by the Trust; (ii) to take any and all actions to enable the Trust to hold assets, including without limitation, to invest and reinvest finds contributed to the Trust from time to time; (iii) to prepare, execute and file any required tax returns; (iv) to cause the Trust to issue beneficial interests and/or other interests in the Trust in exchange for such consideration to be contributed to the Trust as the Sponsor deems appropriate, which interests may or may not be evidenced by certificates as determined by the Sponsor; (v) to prepare, execute and deliver on behalf of the Trust any and all documents, papers and instruments as it deems desirable in connection with any of the foregoing; and (vi) to delegate or assign any of its obligations, liabilities, entitlements, or authorities under this Trust Agreement to an Affiliate.

(b)          In addition, and without limiting the foregoing, the Sponsor will have full power and authority, in its sole discretion, without seeking the approval of the Trustee or the Shareholders (i) to establish and designate and to change in any manner and to fix such preferences, voting powers, rights, duties and privileges of the Trust as the Sponsor may from time to time determine, (ii) to divide the beneficial interest in the Trust into an unlimited amount of Shares, with or without par value, as the Sponsor will determine, (c) to issue Shares without limitation as to number (including fractional Shares), to such persons and for such amount of consideration, subject to any restriction set forth in the Trust Agreement, if any, at such time or times and on such terms as the Sponsor may deem appropriate, (iii) to divide or combine the Shares into a greater or lesser number without thereby materially changing the proportionate beneficial interest of the Shares in the assets held, and (iv) to take such other action with respect to the Shares as the Sponsor may deem desirable.

(c)          The Sponsor may make such rules as it considers appropriate for the issuance of share certificates (if any), transfer of Shares and similar matters.

Section 4.3     Obligations of the Sponsor.

Any fiduciary duties that would otherwise be imposed on the Sponsor under the Delaware Act, at law or in equity are hereby eliminated, to the fullest extent permitted by law, and replaced entirely by the terms of this Trust Agreement.

The Sponsor shall:

(a)          Execute, file, record and/or publish all certificates, statements and other documents and do any and all other things as may be appropriate for the formation, qualification and operation of the Trust and for the conduct of its business in all appropriate jurisdictions;

(b)          Retain independent public accountants to audit the accounts of the Trust;

(c)          Employ attorneys to represent the Trust;

(d)          Select the Trust’s Trustee, Administrator, transfer agent, custodians, distributor or marketing agent(s), insurers, and any other service provider(s) and cause the Trust to enter into contracts with such service provider(s);

(e)          Oversee the operation of the service providers of the Trust in connection with their dealings with the Trust;

(f)           Use commercially reasonable efforts to maintain the status of the Trust as a partnership for U.S. federal income tax purposes, including making such elections, filing such tax returns, and preparing, disseminating and filing such tax reports, as it is advised by its counsel or accountants are from time to time required by any statute, rule or regulation of the United States, any State or political subdivision thereof, or other jurisdiction having taxing authority in respect of the Trust or its administration. The expense of accountants employed to prepare such tax returns and tax reports will be an expense of the Trust;

(g)          Delegate to an Affiliate any duty, obligation, or service required, as it determines; and

(h)          Take such actions to carry out the purposes of the Trust for the benefit of the Shareholders, as it determines in good faith is necessary.

Section 4.4     Liability of Sponsor and Indemnification.

(a)          The Sponsor shall not be under any liability to the Trust, the Trustee or any Shareholder for any action taken or for refraining from the taking of any action in good faith pursuant to this Trust Agreement, or for errors in judgment or for depreciation or loss incurred; provided, however, that this provision shall not protect the Sponsor against any liability to which it would otherwise be subject by reason of its own gross negligence, bad faith, or willful misconduct. The Sponsor may rely in good faith on any paper, order, notice, list, affidavit, receipt, evaluation, opinion, endorsement, assignment, draft or any other document of any kind prima facie properly executed and submitted to it by any other Person for any matters arising hereunder. The Sponsor shall in no event be deemed to have assumed or incurred any liability, duty, or obligation to the Trust, any Shareholder, or to the Trustee other than as expressly provided for herein.

(b)          The Trust indemnifies Sponsor and its Affiliates (each a “Sponsor Indemnified Party”) against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with its activities for the Trust, provided that (i) the Sponsor Indemnified Party was acting on behalf of, or performing services for, the Trust and has determined, in good faith, that such course of conduct was in the best interests of the Trust and such liability or loss was not the result of fraud, gross negligence, bad faith, willful misconduct, or a material breach of this Trust Agreement on the part of the Sponsor and (ii) any such indemnification will be recoverable only from Trust Property. All rights to indemnification permitted herein and payment of associated expenses shall not be affected by the dissolution or other cessation of existence of the Sponsor, or the withdrawal, adjudication of bankruptcy or insolvency of the Sponsor, or the filing of a voluntary or involuntary petition in bankruptcy under Title 11 of the United States Code by or against the Sponsor.

(c)          In the event the Trust is made a party to any claim, dispute, demand or litigation or otherwise incurs any loss, liability, damage, cost or expense as a result of or in connection with any Shareholder’s (or assignee’s) or beneficial owner’s (or assignee’s) obligations or liabilities unrelated to Trust affairs, such Shareholder or beneficial owner (or assignees cumulatively) shall indemnify, defend, hold harmless, and reimburse the Trust for all such loss, liability, damage, cost and expense incurred, including attorneys’ and accountants’ fees.

Section 4.5     Management Fee.

(a)          The Sponsor shall be entitled to compensation for its services and the Trust shall pay to the Sponsor a fee (the “Management Fee”) as set forth in the Sponsor Agreement. The Trustee shall have no liability or responsibility for amounts paid to the Sponsor pursuant to this Section or any other agreement.

Article V

SHAREHOLDERS

(a)         By the purchase and acceptance or other lawful delivery and acceptance of Shares, each Shareholder shall be deemed to be a beneficiary of the Trust created by this Trust Agreement and vested with beneficial undivided interest in the Trust to the extent of the Shares owned beneficially by such Shareholder, subject to the terms and conditions of this Trust Agreement. Upon issuance as provided herein, Shares shall be fully paid and non-assessable.

(b)         The Shareholders shall not participate in the management or control of the Trust nor shall they enter into any transaction on behalf of the Trust or have the power to sign for or bind the Trust, said power being vested solely and exclusively in the Sponsor.

(c)          Shareholders shall have no voting rights hereunder except as the Sponsor may consider desirable and so authorize in its sole discretion, except as required under applicable law or under the rules or regulations of the listing exchange.

Article VI

TAX TREATMENT

Section 6.1     Tax Treatment.

(a)          The Trust shall be treated for U.S. federal income tax purposes, and for all applicable state and local tax purposes, as a partnership and the Shares shall qualify under applicable tax law as interests in a partnership which holds the Trust Property. Each party agrees to use reasonable efforts to notify the other parties promptly upon a receipt of any notice from any taxing authority having jurisdiction over such holders of Shares with respect to the treatment of the Shares as anything other than interests in a partnership.

(b)          The Sponsor, and each Shareholder by virtue of its purchase of Shares of the Trust, (i) express their intent that the Shares of the Trust qualify under applicable tax law as interests in a partnership, and (ii) agree to file or cause to file U.S. federal, state and local income, franchise and other tax returns in a manner that is consistent with the treatment of the Trust as a partnership in which each of the Shareholders thereof is a partner. The Sponsor and the Shareholders will make or refrain or cause to make or refrain from making any tax elections to the extent necessary to obtain treatment consistent with the foregoing. The Sponsor shall not be liable to any Person for the failure of the Trust to qualify as a partnership under the Code or any comparable provision of the laws of any State or other jurisdiction where such treatment is sought.

(c)          The Sponsor shall obtain a separate federal taxpayer identification number for the Trust prior to the commencement of the Trust’s operations. The Sponsor, at the Trust’s expense, shall prepare or cause to be prepared all federal, state, and local tax returns of the Trust for each year for which such returns are required to be filed and shall timely file or cause to be timely filed such returns and timely pay or cause to be timely paid, out of the Trust Property, any taxes, assessments or other governmental charges owing with respect to the Trust. The Trustee and the Administrator shall promptly notify the Sponsor if it becomes aware that any tax, assessment or other governmental charge is due or claimed to be due with respect to the Trust. The Sponsor shall deliver or cause to be delivered to each Shareholder of the Trust and the broker or nominee through which a Shareholder owns the Shares an IRS Schedule K-1 and such other information, if any, with respect to the Trust as may be necessary for the preparation of the federal income tax or information returns of such Shareholder, including a statement showing the Shareholder’s share of the Trust’s items of income, gain, loss, expense, deduction and credit for the Fiscal Year for federal income tax purposes, as soon as practicable after the last day of the Fiscal Year but not later than March 15 of the following year or as otherwise required by applicable laws and regulations.

(d)          The Sponsor may, in its sole discretion, cause the Trust to make, or refrain from making, any tax elections that the Sponsor reasonably deems necessary or advisable, including, but not limited to, an election pursuant to Section 754 of the Code.

(e)

(i)      Each Shareholder of a Share of the Trust, by its acceptance or acquisition of a beneficial interest therein, agrees to furnish the Sponsor with such representations, forms, documents or other information as may be necessary to enable the Trust to comply with its U.S. federal income tax reporting obligations in respect of such Share, including an IRS Form W-9 (or the substantial equivalent thereof) in the case of a Shareholder that is a United States person within the meaning of the Code or an IRS Form W-8BEN or other applicable form in the case of a Shareholder that is not a United States person. The Trust shall file any required forms with applicable jurisdictions and, unless an exemption from withholding and backup withholding tax is properly established by a Shareholder, shall remit amounts withheld with respect to the Shareholder to the applicable tax authorities.

(ii)      To the extent that the Sponsor reasonably believes that the Trust is required to withhold and pay over any amounts (including taxes, interest, penalties, assessments or additions to tax) to any tax authority with respect to distributions, allocations or adjustments to any Shareholder, the Trust may withhold such amounts and treat the amounts withheld as distributions of cash to the Shareholder in the amount of the withholding and reduce the amount of cash or other property otherwise distributable to such Shareholder. If an amount required to be withheld was not withheld, the Trust may reduce subsequent distributions to such Shareholder by the amount of such required withholding. In the event of any claimed over-withholding, Shareholders shall be limited to an action against the applicable jurisdiction.

(iii)     Notwithstanding any other provision of this Trust Agreement, the Sponsor is authorized to take any action that may be required to cause the Trust to comply with any withholding requirements established under the Code or any other federal, state, local or foreign law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Trust is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation, distribution or adjustment of income to any Shareholder (including by reason of section 1446 of the Code), the Sponsor may treat the amount withheld as a distribution of cash to such Shareholder for purposes of this Trust Agreement in the amount of such withholding. Any increase or decrease in withholding tax incurred by the Trust resulting from the identity, nationality, residence or status of a Shareholder shall be allocable to and reduce the distributions of such Shareholder.

(f)          By its acceptance of a beneficial interest in a Share, a Shareholder waives all confidentiality rights, including all confidentiality rights provided by Section 3406(f) of the Code and Treasury Regulations section 31.3406(f)-1, with respect to any representations, forms, documents or information, and any information contained in such representations, forms or documents, that the Shareholder provides, or has previously provided, to any broker or nominee through which it owns its Shares, to the extent such representations, forms, documents or information may be necessary to enable the Trust to comply with its withholding tax and backup withholding tax and information reporting obligations or to satisfy any other legal requirements with respect to the Shares. Furthermore, the parties hereto, and a Shareholder by its acceptance or acquisition of a beneficial interest in a Share, acknowledge and agree that any broker or nominee through which a Shareholder holds its Shares shall be a third-party beneficiary to this Trust Agreement for the purposes set forth in this Section 6.1.

(g)          The Sponsor (or its designee) is specifically authorized to act as the “Partnership Representative” for the Trust (at the Trust’s expense) and in any similar capacity under state, local or foreign law, including to designate a “designated individual” in accordance with the Code, the Treasury Regulations, or other official tax guidance. In its capacity as the Partnership Representative, the Partnership Representative (or its designee) shall exercise any and all authority of the “partnership representative” under the Code, including, without limitation, the authority to (i) make any available elections, including an election under section 6226 of the Code to pass any tax adjustment through to the persons who were Shareholders of the Trust in the year to which the adjustment relates, (ii) represent or otherwise act on behalf of the Trust in any examination of the Trust’s affairs by any taxing authority and any resulting administrative and judicial proceedings, including handling all audits and other administrative proceedings conducted by the IRS with respect to the Trust, extending the statute of limitations with respect to the Trust’s partnership tax returns, entering into a settlement with the IRS with respect to the Trust’s partnership items on behalf of those Shareholders having less than a 1% interest in the Trust and filing a petition or complaint with an appropriate U.S. federal court for review of a final partnership administrative adjustment, and (iii) bind the Trust and its Shareholders with respect to any applicable tax matters. The Partnership Representative may expend funds for professional services and costs associated therewith, which shall be borne by, or reimbursed by, the Trust. To the extent that the Trust incurs any liability for tax under section 6225 of the Code as the result of any “imputed underpayment,” (A) the amount of such tax liability, including any interest or penalties related thereto, shall be allocated by the Sponsor among the Shareholders in an equitable manner as determined by the Sponsor in its sole discretion and (B) the amount of such tax liability allocated to a Shareholder in accordance with (A) shall be treated as a withholding of tax subject to Section 6.1(e) of this Trust Agreement. Each Shareholder agrees to cooperate with the Partnership Representative and to do or refrain from doing any and all things reasonably requested by the Partnership Representative in his capacity as the Partnership Representative. This obligation shall continue after such Shareholder transfers, redeems or liquidates any or all of its Shares in the Trust. Each Shareholder (or former Shareholder) agrees to indemnify the Trust for any taxes (and related interest, penalties, or other charges or expenses) payable by the Trust and attributable to such Shareholder’s (or former Shareholder’s) interest in the Trust, as reasonably determined by the Sponsor. No Shareholder shall have any claim against the Trust, the Trustee, the Sponsor, or the Partnership Representative for any form of damages or liability as a result of actions taken or remedies pursued by or on behalf of the Trust in connection with a tax audit of the Trust. The foregoing obligations shall survive the withdrawal of any Shareholder and the dissolution and liquidation of the Trust, or both.

(h)       By its acceptance of a beneficial interest in a Share of the Trust, a Shareholder agrees to the designation of the Sponsor (or its designee) as the Partnership Representative of the Trust. Each Shareholder agrees to take any further action as may be required by regulation or otherwise to effectuate such designation. The Partnership Representative of the Trust shall be authorized to exercise all rights and responsibilities conferred upon the Partnership Representative under the Code and the applicable Treasury Regulations with respect to the Trust.

(i)      The Sponsor shall maintain all books, records and supporting documents that are necessary to comply with any and all aspects of its duties under this Trust Agreement.

Article VII

BOOKS OF ACCOUNT AND REPORTS

Section 7.1     Books of Account.

Proper books of account for the Trust shall be kept and shall be audited annually by an independent certified public accounting firm selected by the Sponsor in its sole discretion, and there shall be entered therein all transactions, matters and things relating to the Trust as are required by applicable law and regulations and as are usually entered into books of account kept by trusts. The books of account shall be kept at the principal office of the Trust and no Shareholder shall have any right to inspect any account, book or document of the Trust that is not publicly available, except as conferred by the Sponsor.

Section 7.2     Periodic Reports.

The Sponsor shall prepare and distribute or publish, as required, such reports (periodic or otherwise) as required by applicable rules and regulations.

Section 7.3     Tax Information.

Appropriate tax information (adequate to enable each Shareholder to complete and file its U.S. federal tax return) shall be delivered by the Sponsor on behalf of the Trust to each Shareholder as described in Section 6.1(c). All such information shall be prepared, and all of the Trust’s tax returns shall be filed, in a manner consistent with the treatment of the Trust as a partnership for tax purposes. The Trust shall comply with all U.S. federal withholding requirements respecting distributions to, or receipts of amounts on behalf of, Shareholders that the Sponsor reasonably believes are applicable under the Code. The consent of Shareholders shall not be required for such withholding.

Article VIII

FISCAL YEAR

The fiscal year of the Trust for financial accounting purposes (the “Fiscal Year”) is the calendar year. The Sponsor may select an alternate fiscal year if it deems it to be in the interest of the Trust.

Article IX

AMENDMENT OF TRUST AGREEMENT; MEETINGS

Section 9.1     Amendments to the Trust Agreement.

(a)          Except as specifically provided herein, the Sponsor, in its sole discretion and without Shareholder consent, may amend or otherwise supplement this Trust Agreement by making an amendment, an agreement supplemental hereto, or an amended and restated trust agreement. Any such restatement, amendment and/or supplement hereto shall be effective on such date as designated by Sponsor in its sole discretion.

(b)          Upon amendment of this Trust Agreement, the Certificate of Trust shall also be amended, if required by the Delaware Act, to reflect such change. At the expense and written direction of the Sponsor, the Trustee shall execute and file any amendment to the Certificate of Trust if so directed by the Sponsor.

(c)          To the fullest extent permitted by law, no provision of this Trust Agreement may be amended, waived or otherwise modified orally but only by a written instrument adopted in accordance with this Section.

(d)          No amendment affecting the rights or duties of the Trustee shall be binding upon or effective against the Trustee unless consented to by the Trustee in writing. No amendment shall be made to this Trust Agreement without the consent of the Trustee if the Trustee reasonably believes that such amendment adversely affects any of its rights, duties or liabilities.

Section 9.2     Meetings of the Trust.

Meetings of the Shareholders may be called by the Sponsor in its sole discretion. The Sponsor shall provide written notice to all Shareholders thereof of the meeting and the purpose of the meeting, which shall be held on a date not less than thirty (30) nor more than sixty (60) days after the date of mailing of said notice, at a reasonable time and place. Any notice of meeting shall be accompanied by a description of the action to be taken at the meeting. Shareholders may vote in person or by proxy at any such meeting.

Section 9.3     Action Without a Meeting.

Any action required or permitted to be taken by Shareholders by vote may be taken without a meeting by written consent setting forth the actions so taken. Such written consents shall be treated for all purposes as votes at a meeting. If the vote or consent of any Shareholder to any action of the Trust or any Shareholder is solicited by the Sponsor, the solicitation shall be effected by notice to each Shareholder given by mail or email to the address set forth in the books and records of the Trust. The vote or consent of each Shareholder so solicited shall be deemed conclusively to have been cast or granted as requested in the notice of solicitation, whether or not the notice of solicitation is actually received by that Shareholder, unless the Shareholder expresses written objection to the vote or consent by notice in the manner provided for in the notice of solicitation . The Sponsor shall be entitled to act in reliance on any vote or consent that is deemed cast or granted pursuant to this Section 9.3 and shall be fully indemnified by the Trust in so doing. Any action taken or omitted in reliance on any such deemed vote or consent of one or more Shareholders shall not be void or voidable by reason, except as expressly provided for in the notice of solicitation.

Article X

TERMINATION

Section 10.1   Events Requiring Dissolution of the Trust.

(a)	The Trust shall dissolve at any time upon the happening of any of the following events:

(i)         Shares are delisted from the Trust’s listing exchange and are not approved for listing on another national securities exchange within five business days of their delisting;

(ii)        180 days have elapsed since the Trustee notified the Sponsor of the Trustee’s election to resign or since the Sponsor removed the Trustee, and a successor trustee has not been appointed and accepted its appointment;

(iii)       the U.S. Securities and Exchange Commission (SEC) determines that the Trust is an investment company under the Investment Company Act of 1940 (the “1940 Act”), and the Sponsor has made the determination that termination of the Trust is advisable;

(iv)       the Commodity Futures Trading Commission (CFTC) determines that the Trust is a commodity pool under the Commodity Exchange Act (CEA), and the Sponsor has made the determination that termination of the Trust is advisable;

(v)        the Trust is determined to be a “money service business” under the regulations promulgated by the Financial Crimes Enforcement Network (FinCEN) under the authority of the US Bank Secrecy Act and is required to comply with certain FinCEN regulations thereunder or is determined to be a “money transmitter” (or equivalent designation) under the laws of any state in which the Trust operates and is required to seek licensing or otherwise comply with state licensing requirements, and the Sponsor has made the determination that termination of the Trust is advisable;

(vi)       a United States regulator requires the Trust to shut down or forces the Trust to liquidate its holdings;

(vii)      any ongoing event exists that either prevents the Trust from making or makes impractical the Trust’s reasonable efforts to make a fair determination of the price of the Trust’s assets for purposes of determining the net asset value (NAV) of the Trust;

(viii)     the Sponsor determines that the aggregate net assets of the Trust in relation to the operating expenses of the Trust make it unreasonable or imprudent to continue the business of the Trust;

(ix)        the Trust fails to qualify for treatment, or ceases to be treated, as a “partnership” under the Code or any comparable provision of the laws of any State or other jurisdiction where that treatment is sought, and the Sponsor determines that, because of that tax treatment or change in tax treatment, termination of the Trust is advisable;

(x)         60 days have elapsed since the Depository Trust Company or another depository has ceased to act as depository with respect to the Shares, and the Sponsor has not identified another depository that is willing to act in such capacity;

(xi)        the Shareholders elect to terminate the Trust after the Sponsor is conclusively deemed to have resigned effective immediately as a result of the Sponsor being adjudged bankrupt or insolvent, or a receiver of the Sponsor or of its property being appointed, or a trustee or liquidator or any public officer taking charge or control of the Sponsor or of its property or affairs for the purpose of rehabilitation, conservation or liquidation and a successor sponsor has not been appointed; or

(xii)       the Sponsor elects to terminate the Trust after the Trustee, Administrator or the Crypto Custodian (or any successor trustee, administrator or custodian) resigns or otherwise ceases to be the trustee, administrator or custodian of the Trust, as applicable, and no replacement trustee, administrator and/or custodian acceptable to the Sponsor is engaged.

In respect of termination events that rely on Sponsor determinations to terminate the Trust, the Sponsor may consider, without limitation, the profitability to the Sponsor and other service providers of the operation of the Trust, any obstacles or costs relating to the operation or regulatory compliance of the Trust relating to the determination’s triggering event, and the ability to market the Trust to investors. To the extent that the Sponsor determines to continue operation of the Trust following a determination’s triggering event, the Trust will be required to alter its operations to comply with the triggering event. For instance, in a determination that the Trust is an investment company, the Trust and Sponsor would have to comply with the regulations and disclosure and reporting requirements applicable to investment companies and investment advisers. In each such case and in the case of the Sponsor’s determination as to whether a potential successor trustee or custodian is acceptable to it, the Sponsor will not be liable to anyone for its determination of whether to continue or to terminate the Trust.

(b)          The Sponsor may determine, in its sole discretion, that it is desirable or advisable for any reason to discontinue the affairs of the Trust and so dissolve the Trust.

(c)          The death, legal disability, bankruptcy, insolvency, dissolution, or withdrawal of any Shareholder shall not result in the termination of the Trust, and such Shareholder, his estate, custodian or personal representative shall have no right to a redemption of such Shareholder’s Shares. Each Shareholder (and any assignee thereof) expressly agrees that in the event of his death, he waives on behalf of himself and his estate, and he directs the legal representative of his estate and any person interested therein to waive, the furnishing of any inventory, accounting or appraisal of the Trust Property and any right to an audit or examination of the books of the Trust, except for such rights as are set forth in Article VII hereof relating to the books of account and reports of the Trust.

Section 10.2   Distributions on Dissolution.

Upon the dissolution of the Trust, the Sponsor (or in the event there is no Sponsor, such person (the “Liquidating Trustee”) as the majority in interest of the Shareholders may propose and approve and who agrees to serve hereunder) shall take full charge of the Trust Property. Any Liquidating Trustee so appointed shall have and may exercise, without further authorization or approval of any of the parties hereto, all of the powers conferred upon the Sponsor under the terms of this Trust Agreement, subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, and provided that the Liquidating Trustee shall not have general liability for the acts, omissions, obligations and expenses of the Trust. Thereafter, in accordance with Section 3808(e) of the Delaware Act, the affairs of the Trust shall be wound up and all assets owned by the Trust shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order of priority: (a) to the expenses of liquidation and termination and to creditors, including Shareholders who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Trust (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for distributions to Shareholders, and (b) to the Shareholders pro rata in accordance with their respective Percentage Interests.

Section 10.3   Termination; Certificate of Cancellation.

Following the dissolution and windup of the Trust, including distribution of the assets of the Trust, the Trust shall terminate and the Sponsor or the Liquidating Trustee, as the case may be, shall instruct in writing the Trustee to execute and cause such certificate of cancellation of the Certificate of Trust to be filed in accordance with the Delaware Act at the expense of the Sponsor or the Liquidating Trustee, as the case may be. Notwithstanding anything to the contrary contained in this Trust Agreement, the existence of the Trust as a separate legal entity shall continue until the filing of such certificate of cancellation. Upon the termination of the Trust, the Sponsor will be discharged from all obligations under the Trust Agreement except for its certain obligations that survive termination of the Trust Agreement.

Section 10.4   Notice.

The Sponsor will notify Shareholders at least 30 days before the date for termination of the Trust Agreement.

Article XI

MISCELLANEOUS

(a)          This Trust Agreement may be executed in one or more counterparts. This Trust Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to conflict of laws principles) and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws; provided, however, that there shall not be applicable to the Liquidating Trust, the Liquidating Trustee or this Liquidating Trust Agreement, any provisions of the laws (statutory or common) of the State of Delaware, other than the Delaware Act, pertaining to trusts that relate to or regulate, in a manner inconsistent with the terms hereof (i) the filing with any court or governmental body or agency of trustee accounts or schedule of trustee fees and charges, (ii) affirmative requirements to post bonds for trustees, officers, agents, or employees of a trust, (iii) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (iv) fees or other sums payable to trustees, officers, agents, or employees of a trust, (v) the allocation of receipts and expenditures to income and principal, (vi) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding or investing trust assets, or (vii) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees.This Trust Agreement may be executed in one or more counterparts (including those by electronic means), all of which shall constitute one and the same instrument binding on all of the parties hereto, notwithstanding that all parties are not signatory to the original or the same counterpart. This Trust Agreement, to the extent signed and delivered by means of electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.This Trust Agreement represents the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the parties, whether written or oral.

(b)          All notices or communications under this Trust Agreement (other than notices of pledge or encumbrance of Shares, and reports and notices by the Sponsor to the Shareholders) shall be in writing and shall be effective upon personal delivery, or if sent by mail, postage prepaid, or if sent electronically, by facsimile or by overnight courier, and addressed, in each such case, to the address set forth in the books and records of the Trust or such other address as may be specified in writing, of the party to whom such notice is to be given, upon the deposit of such notice in the United States mail, upon transmission and electronic confirmation thereof or upon deposit with a representative of an overnight courier, as the case may be. Notices of pledge or encumbrance of Shares shall be effective upon timely receipt by the Sponsor in writing.

(c)          The Corporate Transparency Act (31 U.S.C. § 5336) and its implementing regulations (collectively, the “CTA”), may require the Trust to file reports with the U.S. Financial Crimes Enforcement Network. It shall be Sponsor’s duty, and not the Trustee’s duty, to prepare such filings, cause the Trust to make such filings, and to cause the Trust to comply with its obligations under the CTA, if any.

(d)          This Trust Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. The terms and provisions of this Trust Agreement shall be binding upon and inure to the benefit of the heirs, custodians, executors, estates, administrators, personal representatives, successors and permitted assigns of the respective Shareholders. For purposes of determining the rights of any Shareholder or assignee hereunder, the Trust and the Sponsor may rely upon the Trust records as to who are Shareholders and permitted assignees, and all Shareholders and assignees agree that the Trust and the Sponsor, in determining such rights, shall rely on such records and that Shareholders and their assignees shall be bound by such determination.

All notices that are required to be provided to the Trustee shall be sent to:

CSC Delaware Trust Company

Attention: Corporate Trust Administration

251 Little Falls Drive

Wilmington, DE 19808

All notices required to be provided to the Trust or the Sponsor, at

T. Rowe Price Active Crypto ETF

c/o T. Rowe Price Sponsor LLC, as Sponsor

1307 Point Street

Baltimore, MD 21231

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed as of the day and year first above written.

CSC DELAWARE TRUST COMPANY, as Trustee

By:	/s/ James Grier
Name: James Grier
Title: Vice President

T. ROWE PRICE SPONSOR LLC, as Sponsor

By:	/s/ Francine Rosenberger
Name: Francine Rosenberger
Title: Vice President